AMENDMENT TO

MASTER SERVICES AGREEMENT

AMENDMENT made as of the 1st day of January, 2009, between COMMONWEALTH INTERNATIONAL SERIES TRUST, a Massachusetts business trust (the “Trust”) and CITI FUND SERVICES OHIO, INC., an Ohio corporation, formerly known as BISYS Fund Services Ohio, Inc. (“Citi”), to that certain Master Services Agreement, dated as of November 1, 2006, between the Trust and Citi (as amended and in effect on the date hereof, the “Agreement”).  All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, pursuant to the Agreement, Citi performs certain administration, fund accounting and transfer agency services for the investment portfolios of the Trust (individually referred to herein as a “Fund” and collectively as the “Funds”);

WHEREAS, Citi and the Trust wish to enter into this Amendment to clarify that Citi shall no longer provide certain services and therefore Citi’s compensation shall be reduced;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trust and Citi hereby agree as follows:

1.

Amendments.

(a)

Section 18 is hereby deleted.

(b)

Items 2, 5, 10, 14, 26, 27 and 28 listed on Schedule B of the Agreement are hereby deleted.

(c)

Schedule F of the Agreement is hereby amended by deleting the Section entitled, “Administration and Fund Accountings Services Fees” and replacing it with the following:

Administration and Fund Accountings Services Fees:

Annual Asset-Based Fee

0.07% of the first $500 million in aggregate net assets of all Funds; plus

0.05% of the aggregate net assets of all Funds in excess of $500 million.

The Asset Based Fee is subject to an annual minimum, allocated among all funds, equal to the number of Funds multiplied by (i) $69,250 for the period commencing with January 1, 2009 through December 31, 2009 and (ii) $74,250 for the period commencing with January 1, 2010 and thereafter.

Annual Additional Class Fee

An additional class fee of $5,000 per class per year, applicable to each additional Fund class of shares over the first class of shares per Fund.

(d)

Schedule F of the Agreement is hereby amended by adding the following to the end thereof:

“Fee Reduction

As Citi will not be performing certain administrative services, Citi’s administration and fund accounting services asset based fee listed above shall be reduced by $1,916.67 per month.”

2.

Representations and Warranties.

(a)

The Trust represents (i) that it has full power and authority to enter into and perform this Amendment, (ii) that this Amendment, and all information relating thereto has been presented to and reviewed by the Board of Trustees of the Trust (the “Board”), and (iii) that the Board has approved this Amendment.

(b)

Citi represents that it has full power and authority to enter into and perform this Amendment.

3.

Miscellaneous.

(a)

This Amendment supplements and amends the Agreement.  The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)

Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment.  Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect.  No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c)

Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

COMMONWEALTH INTERNATIONAL SERIES TRUST

By: /s/ Robert Scharar

Name: Robert Scharar

Title: President

Date:

1/20/2009

CITI FUND SERVICES OHIO, INC.

By:    /s/ Fred Naddaff

Fred Naddaff, President

Date:

2/26/2009

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